Exhibit 23 - Consent of Auditors
--------------------------------


James Stafford
Chartered Accountants*
Suite 350 - 1111 Melville Street
Vancouver, British Columbia
Canada V6E 3V6
Telephone +1 604 669 0711
Facsimile +1 604 669 0754
* Incorporated professional





        Consent of Independent Registered Public Accounting Firm


We consent to the incorporation of our report dated 8 March 2006, with respect to the balance sheet of Crafty Admiral Enterprises, Ltd. as at 31 December 2005, and the related statements of operations, cash flows and changes in stockholders' equity for the year then ended and for the period from the date of inception on 6 March 2000 to 31 December 2005 in the Annual Report on Form 10-KSB of Crafty Admiral Enterprises, Ltd.

/s/ James Stafford
Chartered Accountants

Vancouver, Canada
31 March 2006